                               [LETTERHEAD]

                                   FOR IMMEDIATE RELEASE

                                   For More Information Contact:
                                   Jan E. Gaulding, CFO
                                   (214) 687-2000


         PRONET REPORTS RECORD RESULTS FOR NINTH CONSECUTIVE QUARTER


DALLAS, TEXAS, APRIL 26, 1996 -- PRONET INC. (NASDAQ - PNET) today reported record revenues, operating cash flow and subscriber growth for the quarter ended March 31, 1996. The Company continued its trend of record revenues and operating cash flow for the ninth consecutive quarter.

     Net revenues for the first quarter of 1996 increased 102% to $21.4 million compared to $10.6 million for the same quarter last year, while operating cash flow, or earnings before other income (expense), income taxes, depreciation and amortization (EBITDA), increased 77% to $6.2 million, compared to $3.5 million for the first quarter of 1995. The operating cash flow margin (operating cash flow divided by net revenues) for the first quarter was 29% compared to 33% for the same quarter of 1995. The decrease in margin reflects transitional personnel and facility expenses that will be reduced as further integration of the six acquisitions completed in the first quarter of 1996 occurs.

     Net loss for the first quarter of 1996 was $6.1 million or $0.89 per share, while net income for the corresponding quarter of the prior year was $66,000 or $0.01 per share. The decrease in earnings was directly related to an increase in interest expense as a result of the Company's Senior Subordinated Note Offering in June 1995 and additional depreciation and amortization expense related to nineteen acquisitions completed since March 1, 1994.

     Paging unit net adds during the quarter ended March 31, 1996 were 182,920 (124,500 of which were through acquisitions), a 259% increase over the 50,883 added in the first quarter of 1995. There were 1,039,222 pagers in service at the end of the first quarter which represents a 157% increase over the 404,713 paging subscribers at the end of the first quarter in 1995.



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     "The results of this quarter are consistent with our growth strategy based on internal growth and acquisitions. We completed six acquisitions this quarter, all of which were in our Southeast region. The majority of these were completed ahead of schedule and, with our strong internal growth, helped us reach the one million pager mark, an exciting milestone for the Company. We appreciate the hard work and continued efforts of our employees that enabled us to reach one million subscribers in February, two years ahead of our original schedule," said Jackie Kimzey, Chairman and Chief Executive Officer of ProNet Inc.

     Jan Gaulding, Senior Vice President and Chief Financial Officer stated, "The integration process is underway for the acquisitions closed in the first quarter, helped by the completion of our Southeast (Charlotte) SuperCenter facility in March. The benefits of the consolidations will begin to be recognized late in the second quarter."

     The Company also announced that it has entered into definitive agreements for a merger transaction valued at approximately $19 million, subject to certain adjustments. ProNet will merge with Northern California based Pac-West Telcomm, Inc. and acquire the stock of Strategic Products Corporation with paging operations in California, Colorado and Nevada. Prior to the closing of the transaction, Pac-West will spin-off to a group of its existing shareholders its telephone business so that ProNet will be acquiring only the paging related assets, which would include approximately 45,000 paging subscribers. The transaction, which is subject to regulatory approvals, is expected to close in the third quarter of 1996.

     ProNet, based in Dallas, Texas, provides wireless communications services through its paging and security operations to over a million subscribers in five distinct regions of the United States.

     Matters discussed in this press release contain forward looking statements that involve risks and uncertainties, including the timely development, release and acceptance of new products and alliances, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 1995.

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                                  PRONET INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
         (Unaudited) (In thousands except unit and per share data)

                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                                  --------------------
                                                     1996       1995
                                                  ----------  --------
Pagers in service                                  1,039,222   404,713
TracPacs in service                                   28,409    27,106


Recurring revenues                                $   21,016  $ 10,488
Product sales                                          3,146     2,196
                                                  ----------  --------
      Total revenues                                  24,162    12,684

Cost of products sold                                  2,781     2,066
                                                  ----------  --------

        Net revenues                                  21,381    10,618

Cost of sales and services
  Paging lease and access                              5,512     2,220
  Security systems equipment services                    275       246
                                                  ----------  --------
                                                       5,787     2,466

Sales and marketing expenses                           4,039     1,642
General and administrative expenses                    5,340     2,996
Depreciation and amortization                          8,707     2,745
                                                  ----------  --------
                                                      18,086     7,383
                                                  ----------  --------

    Operating income (loss)                           (2,492)      769

Interest and other income                                 27        41
Interest expense                                      (3,659)     (386)
                                                  ----------  --------

      Pretax income (loss)                            (6,124)      424

Provision for income taxes, net                            0      (358)
                                                  ----------  --------

Net income (loss)                                 $   (6,124) $     66
                                                  ----------  --------
                                                  ----------  --------

Net income (loss) per share                       $    (0.89) $   0.01
                                                  ----------  --------
                                                  ----------  --------

Weighted average common shares outstanding             6,909     6,627


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                                PRONET INC.
                    CONSOLIDATED CONDENSED BALANCE SHEETS
                        (Unaudited) (In thousands)

                                                   MARCH 31,    DECEMBER 31,
                                                     1996           1995
                                                   ---------    ------------
ASSETS
- ------
Cash and cash equivalents                          $  2,089       $ 10,154

Other current assets                                 15,584         11,999

Equipment, net                                       61,888         47,682

Goodwill and other non-current assets, net          151,269        117,134
                                                   --------       --------

                                                   $230,830       $186,969
                                                   --------       --------
                                                   --------       --------

LIABILITIES AND SHAREHOLDERS' EQUITY
- ------------------------------------

Trade payables and accrued liabilities             $ 27,457       $ 18,910

Long-term  debt (less current maturities)           130,296         99,319

Deferred credits                                     17,382         19,183

Shareholders' equity                                 55,695         49,557
                                                   --------       --------

                                                   $230,830       $186,969
                                                   --------       --------
                                                   --------       --------


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                                 PRONET INC.
                        OTHER SELECTED FINANCIAL DATA
          (Unaudited) (In thousands except margin and per unit data)

                                             THREE MONTHS ENDED
                                                 MARCH 31,
                                               1996       1995
                                             -------    -------
Total revenues
  Paging systems:
    Recurring fees                           $19,558    $ 9,187
    Equipment sales                            3,124      2,085
  Tracking systems:
    Recurring fees                             1,458      1,301
    Other security systems income                 22        111
                                             -------    -------

                                             $24,162    $12,684
                                             -------    -------
                                             -------    -------


EBITDA (Earnings before taxes, other
 income (expense), depreciation and
 amortization)                               $ 6,215    $ 3,514
                                             -------    -------
                                             -------    -------


EBITDA Margin(1)                                  29%        33%
                                             -------    -------
                                             -------    -------


EBITDA per Share                             $  0.90    $  0.53
                                             -------    -------
                                             -------    -------


Pagers per employee                            1,531      1,289
                                             -------    -------
                                             -------    -------


(1) EBITDA divided by Net Revenue



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